Exhibit 10.3

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is made between Sagimet Biosciences, Inc., (the “Company”), and Thierry Chauche (the “Executive”) and is effective as of June 6, 2025 (the “Effective Date”).  Except with respect to the Equity Documents and the Continuing Obligations (each, as defined below), this Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation the Executive Employment Agreement dated May 6, 2024 and any offer letter, as applicable (collectively, the “Prior Agreement”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the new terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Employment.
(a)Term. The Company shall continue to employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and until either party terminates the employment relationship in accordance with this Agreement. Notwithstanding anything in the foregoing, the Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason or no reason, with or without Cause, and with or without notice.
(b)Position and Duties. The Executive shall serve as the Chief Financial Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) and work remotely pursuant to the Company’s remote work policies. Upon request of the Chief Executive Officer, and with travel reimbursed by Company, Executive will travel to and work at the Company’s San Mateo office or such other location necessitated by the Company’s business purposes. The Executive will devote the Executive’s full working time and efforts to the business and affairs of the Company. While employed by the Company, the Executive agrees not to undertake or engage in any consulting, employment, occupation, investment or business enterprise for other parties that may create a conflict of interest with the Company. Further Executive agrees that during the term of Executive’s employment with the Company, Executive will not engage in any such activities that are directly related to the business in which the Company is now involved or becomes involved during the term of Executive’s employment.
2.Compensation and Related Matters.
(a)Base Salary. The Executive’s base salary is $490,000 per year. The Executive’s base salary will be subject to periodic review by the Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) in its discretion. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices for its executive officers.

(b)Incentive Compensation. The Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee from time to time. The Executive’s initial target annual incentive compensation will be 40 percent of the Executive’s Base Salary. The target annual incentive compensation in effect at any given time is referred to herein as “Target Bonus.” The actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan that may be in effect from time to time. Except as otherwise provided herein or as may be provided by the Board or the Compensation Committee or as may otherwise be set forth in the applicable incentive compensation plan, the Executive must be employed by the Company on the date such incentive compensation is paid in order to earn or receive any annual incentive compensation.
(c)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the term of Executive’s employment in performing services hereunder, in accordance with applicable law and the policies and procedures then in effect and established by the Company for its executive officers.
(d)Other Benefits. The Executive will be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans.
(e)Paid Time Off. The Executive will be entitled to take paid time off in accordance with the Company’s applicable paid time off policy for executives, as may be in effect from time to time.
(f)Equity. The equity awards held by the Executive will continue to be governed by the terms and conditions of the Company’s applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, Section 6(a)(ii) of this Agreement shall apply in the event of a termination by the Company without Cause or by the Executive for Good Reason in either event within the Change in Control Period (as such terms are defined below).
3.Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:
(a)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)Disability. The Company may terminate the Executive’s employment if the Executive is disabled and unable to perform or expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the California Fair Employment and Housing Act, the California Family Rights Act, the Family and Medical Leave Act of 1993, and the Americans with Disabilities Act.
(c)Termination by the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:
(i)the Executive willfully fails or refuses to substantially perform the Executive’s responsibilities under this Agreement, after demand for substantial performance has been given by the Board;
(ii)non-performance by the Executive of Executive’s material duties (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days;
(iii)conduct by the Executive constituting an intentional act of misconduct in connection with the performance of Executive’s duties, including, without limitation, acts of dishonesty or fraud and misappropriation of funds or property of the Company;
(iv)	the Executive’s commission of, or plea of guilty or nolo contendere,

to a felony;

(v)	the Executive’s commission of, or plea of guilty or nolo contendere to, a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(vi)the Executive materially breaches any provision of this Agreement or the Confidentiality Agreement;
(vii)	any violation of Executive of the Company’s ethics or insider trading policy;

(viii)a violation by the Executive of the Company’s employment policies that causes or may cause harm to the Company;
(ix)the Executive’s intentional violation of any applicable law or regulation affecting the Company in any material respect;
(x)the Executive’s failure to reasonably cooperate with a bona fide internal investigation or an investigation by any government body, after being lawfully instructed by the Company to cooperate;
(xi)the Executive’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation;
(xii)the Executive is disqualified or barred by any governmental or self- regulatory authority from serving in the capacity contemplated by this Agreement; or
(xiii)	the Executive engages in any financial accounting improprieties.
(d)Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement that does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.
(e)Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” means that the Executive has completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):
(i)	a material diminution in the Executive’s responsibilities, authority or duties;

(ii)	a material diminution in the Executive’s Base Salary except for across-the-board salary reductions similarly affecting all or substantially all senior management employees of the Company;

(iii)a material change in the geographic location of the principal office of the Company to which the Executive is assigned (or the Executive’s remote office if the Executive is a remote employee), such that there is an increase of at least 30 miles of driving distance to such location from the Executive’s principal residence as of such change; or
(iv)a material breach of this Agreement by the Company. The “Good Reason Process” consists of the following steps:

(i)the Executive reasonably determines in good faith that a Good Reason Condition has occurred;
(ii)the Executive notifies the Company, in writing, of the first occurrence of the purpose for Executive claiming good reason (the “Good Reason Condition”) within 30 days of the first occurrence of such condition and specifically says in that writing (a) what the Good Reason Condition is, (b) that the Executive is resigning for Good Reason because of the aforementioned condition, and (c) when Executive believes the first occurrence of such condition occurred;
(iii)the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;
(iv)notwithstanding such efforts, the Good Reason Condition continues to exist at the end of the Cure Period; and
(v)the Executive terminates employment within 30 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.	Matters related to Termination.
(a)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon.
(b)Date of Termination. “Date of Termination” means: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination;

(iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

(c)Accrued Obligations. If the Executive’s employment with the Company is terminated for any reason, the Company will pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of

Termination; (ii) unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(d)Resignation of All Other Positions. To the extent applicable, the Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. The Executive agrees to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.
5.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates employment for Good Reason as provided in Section 3(e), in each case outside of the Change in Control Period (as defined below), then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Executive’s Continuing Obligations (as defined below), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments of the Severance Amount shall immediately cease (the “Separation Agreement”), and (ii) the Separation Agreement becoming irrevocable, all within 60 days after the Date of Termination (the “Release Deadline”) or such shorter period as set forth in the Separation Agreement (prongs (i) and (ii) are the “Release Requirement”):
(a)the Company shall pay the Executive an amount equal to 9 months of the Executive’s Base Salary (the “Severance Amount”); and
(b)to the extent coverage is mandated by law and subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or equivalent state law) (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to both the monthly employee and the monthly employer contribution that the Company or the Executive would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 9 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under this Section 5, to the extent taxable, shall be paid out in lump sum in accordance with the Company’s payroll practice within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be paid in the second calendar year by the last day of such 60-day period. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period. The provisions of this Section 6 shall apply in lieu of, and expressly supersede, the provisions of Section 5 if (i) the Executive’s employment is terminated either (a) by the Company without Cause as provided in Section 3(d), or (b) by the Executive for Good Reason as provided in Section 3(e), and (ii) the Date of Termination is on or within 12 months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”).
(a)If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates employment for Good Reason as provided in Section 3(e) and in each case the Date of Termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to the Executive complying with the Release Requirement and the Release becoming fully effective within the Release Deadline:
(i)the Company shall pay the Executive an amount equal to the sum of (A) 15 months of the Executive’s Base Salary plus (B) an amount equal to 15 months of Executive’s Target Bonus plus (C) the Executive’s Target Bonus for the then-current year (or the Executive’s Target Bonus in effect immediately prior to the Change in Control, if higher), prorated to reflect the number of days the Executive worked at the Company during the applicable year;
(ii)to the extent coverage is mandated by law and subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or equivalent state law) (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to both the monthly employee and the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the 15 month anniversary of the Date of Termination; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA; provided, however, that if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments to the Executive shall be subject to tax- related deductions and withholdings and paid on the Company’s regular payroll dates; and

(iii)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by the Executive that are subject vesting (the “Unvested Equity Awards”) shall immediately accelerate and become fully vested and exercisable or nonforfeitable, with any such awards subject to performance-based vesting conditions to be deemed vested at target levels, as of the later of (i) the Date of Termination or (ii) the effective date of the Release (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Unvested Equity Awards that would otherwise be forfeited on the Date of Termination will be delayed until the earlier of (A) the effective date of the Release (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of the Executive’s Unvested Equity Awards will be forfeited). Notwithstanding the foregoing, no additional vesting of the Unvested Equity Awards shall occur during the period between the Date of Termination and the Accelerated Vesting Date; and
(iv)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all stock options held by the Executive that are vested as of the date of the Executive’s termination of employment (inclusive of, for the avoidance of doubt, any such stock options that become vested pursuant to the terms of Section 6(a)(iii)) shall remain exercisable until the first to occur of the date that is 12 months following the date of the Executive’s termination of employment or the expiration date of such stock option.

The cash amounts payable under this Section 6(a), to the extent taxable, shall be paid in lump sum within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

(b)	Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code, and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)Definitions. For purposes of this Section 6, “Change in Control” shall mean “Sale Event” as defined in the Company’s 2023 Stock Option and Incentive Plan.
7.	Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in- kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code or an applicable exemption. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder either comply with or are exempt from Section 409A of the Code. Each payment pursuant to this Agreement or the Confidentiality Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
8.	Continuing Obligations.
(a)Employee Confidential Information and Inventions Assignment Agreement. Executive acknowledges and agrees that all obligations under the Employee Confidential Information and Inventions Assignment Agreement remain in full force and effect (the “Confidentiality Agreement”). For purposes of this Agreement, the obligations in this Section 8 and those that arise in the Confidentiality Agreement and any other agreement relating to confidentiality, assignment of inventions, shall collectively be referred to as the “Continuing Obligations.” The Confidentiality Agreement includes a mutual arbitration provision. Executive hereby reaffirms all of Executive’s Continuing Obligations.
(b)Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information, other than confidentiality restrictions (if any), or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the

Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(c)Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company, and (ii) the investigation, whether internal or external, of any matters about which the Company believes the Executive may have knowledge or information. The Executive’s full cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions or to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 8(c). Nothing in this Agreement prevents Employee from exercising any rights Employee may have under Section 7 of the National Labor Relations Act, including, without limitation, discussing any labor issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection.
9.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, including the Prior Agreement; provided that the Continuing Obligations and Equity Documents remain in full force and effect.
10.Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
11.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Confidentiality Agreement) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets; provided, further that if the Executive remains employed or becomes employed by the Company, the purchaser or any of their affiliates in connection with any such transaction, then the Executive shall not be entitled to any payments, benefits or vesting pursuant to Section 5 or pursuant to Section 6 of this Agreement solely as a result of such transaction. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive’s death after the Executive’s termination of employment but prior to the completion by the Company of all payments due to the Executive under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).

12.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
14.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
15.Notices. Notices hereunder shall be deemed delivered upon the confirmation of delivery or of actual receipt by the addressee and shall be sent as follows:

If to the Executive:

the Executive’s residential address or personal email address as either appears in the Company systems at the time of notice or the Executive’s Company email address and if to the Company: CEO

Sagimet Biosciences Inc. 155 Bovet Road, Ste. 303 San Mateo, CA 94402 dave.happel@sagimet.com or to such other address and/or person designated by a party in writing and in the same manner to the other party. Any written notice required to be provided by or to the Executive under this

Agreement may be provided by or to such representative or representatives as the Executive may designate by written notice to the Company.

16.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company other than Executive.
17.Effect on Other Plans and Agreements. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except as otherwise provided in Section 8 hereof, and except that the Executive shall have no rights to any severance benefits under any Company severance pay plan, offer letter or otherwise. In the event that the Executive is party to an agreement with the Company providing for payments or benefits under such plan or agreement and under this Agreement, the terms of this Agreement shall govern and the Executive may receive payment under this Agreement only and not both. Further, Section 5 and Section 6 of this Agreement are mutually exclusive and in no event shall the Executive be entitled to payments or benefits pursuant to both Section 5 and Section 6 of this Agreement.
18.Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of California, without giving effect to the conflict of laws principles thereof.
19.Counterparts. This Agreement may be executed in any number of counterparts and by electronic signature (including but not limited to DocuSign), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

SAGIMET BIOSCIENCES, INC.

By:	/s/ David Happel
Its:	CEO

/s/ Thierry Chauche
Thierry Chauche